Exhibit 99.1

Angiosoma, Inc. (OTC: SOAN) Announces Agreement with Esther & Esther, Inc.
to maximize sales of its OTC products with existing online marketing platform

Conjunctionally, the company’s subsidiary, Soma Nutraceuticals Inc., completed a licensing agreement with Kentucky-based East Kentucky Organic, Inc. to begin manufacturing of Soma Nutraceutical’s product line, pending finalization of FDA registration for proper labeling.

Effective September 12, 2017, AngioSoma, Inc. and its wholly owned subsidiary, Soma Nutraceuticals, Inc., a Texas corporation, entered into a Manufacturing and Distribution License Agreement (the “License Agreement”) with East Kentucky Organic, LLC and Esther & Esther, Inc., both organized in Kentucky. In consideration of a 20% royalty payable monthly, the agreement licenses four proprietary formulas:

ProFormaxCR, an all-natural fitness supplement that is intended to promote adult stem cell recruitment, HPA and endocrine stabilization, inflammatory regulators, decrease body fat, hormonal support and lean muscle tissue enhancement.

SomniaPM, a natural product designed for sleep that contains 15 active ingredients, including melatonin, valerian, and hydroxytryptophan, as well as natural botanicals used for many years for sleep and relaxation.

AlertNRG, an all-natural mental energy booster containing caffeine, guarana, 3 natural botanicals used for many years to produce energy, B vitamins, indium sulfate and eggplant extract.

Man Up®, combines saw palmetto extract containing beta sistosterol, with yohimbe, an age-old aphrodisiac and icariin derivatives from the horney goat weed (epimedium icariia) extract to produce an all-natural male erectile and prostate health product recommended as a daily dietary supplement for vigorous and active men who seek a healthy sex life and maintain robust prostate health.

As a companion agreement, on the same date, the Company and its subsidiary, Soma Nutraceuticals, Inc., entered into a Joint Venture Agreement with Esther & Esther, Inc. that provides for marketing the licensed nutraceuticals by many independent contractors to be recruited, social media and Esther & Esther’s existing marketing channels. Esther & Esther agrees to contribute its existing business and Soma Nutraceuticals contributes the license to the above described products. The interest in the venture is allocate 50% to Soma Nutraceuticals and 50% to Esther & Esther. It is anticipated that the Company will provide signing consideration to the independent contractor marketing group in the form of Company’s common stock. In order to issue common stock to multiple people, the Company expects to register the offering with the Securities and Exchange Commission.

The company commences this joint venture today between subsidiary Soma Nutraceutical, Inc. and Esther & Esther, Inc. to maximize the efficiency, safety and control of sales and distribution of Soma Nutraceutical’s products.

The purpose of the Joint Venture and licensing agreement for manufacturing and sales is to drive revenue, leveraging the reach of EstherandEsther.com, the flagship of the Joint Venture, to market to and attract women, the most critical credibility factor of product efficacy, value and trust. The Managing Member of the JV is Esther & Esther, Inc., marshalled by President and CEO Esther Brooke Fleming, whose singular success of manufacturing, marketing and sales of women’s couture clothing and POS products to women in her community, and the broader community at large online, through bootstrapped business development and perseverance, is phenomenal.

“Modern technology, a critical component for this JV, allows us to establish powerful control over our retail market, from sales to distribution, as opposed to our previous retail distribution model, whereby we were quite successful, however our success was still limited by our retailers’ reach and agendas. Our ability to increase Esther’s direct engagement of women and men through maximizing potent online marketing tools and strategic platform structure, establishes for us expectations for increased sales at Estherandesther.com,” said Alex Blankenship, CEO for AngioSoma, Inc. “We are confident that having women vet our products is the key to success in any market and we believe that extending our products through Estherandesther.com allows our products to be easily supported by women for consumption and for the men they care about. Esther is the living embodiment of women’s empowerment. We are pleased to have her retail our products along with hers and others, to develop a robust, trusted market with exclusive, premium brands and products that represent empowerment to women and men.”

The driver of Esther & Esther’s success is the wonderful story of Esther Brooke, inspired by her maternal Grandmother, Esther Bryant, the other Esther.  Esther Brooke, who built herself and business, from the most minimal of means in an age that seems impossible, has persevered through every challenge that can confront a woman over the last century and has succeeded in pulling herself and her community to a dignified place of esteem.  Every lady on this planet has pulled themselves in their own way to where they are, often working against social stigmas, familial pressures and even contravening legalities. Esther believes that all women are empowered and now is the time for women to claim their space, next to men, equally respectful, with mutual recognition of each person’s power and dignity. Her success in branding is driven by this common respect between women.

Esther’s brands represent Esther’s attitude, love and perseverance in an age of clear women’s empowerment. Esther has claimed her space. She now wants all women to claim theirs too.

Read more about Esther Brooke here:   https://www.facebook.com/Angiosoma/

ABOUT ANGIOSOMA, INC.

AngioSoma, Inc. (http://www.angiosoma.com), a Texas corporation based in Houston, Texas, is a clinical stage biotechnology company focused on improving the effectiveness of current standard-of-care treatments, especially related to endovascular interventions in the treatment of peripheral artery disease (“PAD”).  Our lead product candidate Liprostin™ for the treatment of PAD has completed FDA Phase I and three Phase II clinical trials, and we are in discussions with several contract research organizations (’CRO’) for completion of our U.S. Food and Drug Administration (’FDA’) protocol for Phase III and submission of our new drug application (’NDA’) for marketing in the U.S. and its territories.

NOTICE REGARDING FORWARD LOOKING STATEMENTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT

AngioSoma, Inc.

investors@AngioSoma.com